EXHIBIT 10.2

CERTAIN INFORMATION INDICATED BY [ * * * ] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

TRANSITION SERVICES AND SUPPLY AGREEMENT

          This Transition Services and Supply Agreement (this “Agreement”) is made and entered as of September 6, 2011 (the “Effective Date”), by and between, Medtronic, Inc., a Minnesota corporation (“Licensor”), and Urologix Inc., a Minnesota corporation (“Licensee”; Licensor and Licensee being sometimes individually referred to as a “Party” and collectively as the “Parties”).

          WHEREAS, Licensor and Licensee entered into that certain License Agreement of even date herewith (the “License Agreement”) pursuant to which Licensor, among other things, granted to Licensee an exclusive license under Licensor’s intellectual property relating to Licensor’s minimally-invasive radio-frequency treatment for symptomatic benign prostatic hyperplasia (“BPH”) (the “Prostiva RF Therapy System”) in the field of radio frequency treatment of the prostate, including without limitation, the treatment of BPH;

          WHEREAS, prior to the Effective Date, Licensor was in the business of developing, manufacturing, marketing, selling and distributing components for the Prostiva RF Therapy System (the “Prostiva Business”), and after the Effective Date, Licensee wishes to manufacture, market, sell and distribute the Prostiva RF Therapy System, but in order to do so requires certain transition services from Licensor; and

          WHEREAS, Licensee will act as Licensor’s interim distributor of the products and components identified on Exhibit E to the License Agreement (the “Products”) pursuant to the terms and conditions set forth on Schedule B hereto (the “Interim Distribution Agreement”); and

          WHEREAS, to allow Licensee an opportunity to reach agreement with Licensor’s suppliers regarding direct supply of the Products, and to facilitate Licensee’s marketing and sale of the Products, the Parties deem it necessary and appropriate for Licensor to consign to Licensee certain finished goods inventory, and, if necessary, for Licensor to order and purchase certain products from certain suppliers of Licensor on Licensee’s behalf, all of the foregoing in accordance with the terms and conditions of this Agreement; and

          WHEREAS, in order to assist Licensee with the orderly transition of the Prostiva Business, Licensor agrees to provide certain transition services, and Licensee agrees to receive such services pursuant to the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

ARTICLE 1
DEFINITIONS

          1.1          Defined Terms. Capitalized terms contained herein but not otherwise defined herein shall have the meanings ascribed them in the License Agreement. Other terms defined in the text of this Agreement shall have the following meanings or the meanings ascribed to them in body of this Agreement:

          (a)          “Applicable Law” shall mean the applicable laws, rules, regulations, including but not limited to any guidelines or other requirements of any Regulatory Authority in the relevant country, and industry guidelines or codes of conduct, that may apply to the review and analysis of safety reports, the communication of safety reports to Regulatory Authorities and the maintenance of records relating to safety reports of the Products.

          (b)          “Licensee Awareness Date” shall mean the date on which Licensee Becomes Aware of a reportable event.

          (c)          “Licensor Awareness Date” shall mean the date on which Licensor Becomes Aware of a reportable event.

          (d)          “Licensee Becomes Aware” shall mean that a Licensee employee has acquired information that reasonably suggests that a Product-related event has occurred.

          (e)          “Licensor Becomes Aware” shall mean that a Licensor employee has acquired information that reasonably suggests that a Product-related event has occurred.

          (f)          “Regulatory Authority” shall mean any applicable federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Products in the relevant country.

          (g)          “Regulatory Transfer” shall mean, for the United States, the US Regulatory Transfer; for countries of the European Union, the EU Regulatory Transfer; and for the rest of the world, the OUS/OEU Regulatory Transfer. Unless otherwise specifically noted, references to the “Regulatory Transfer” herein are intended to cover any of the foregoing.

          (h)          “Product Complaint” shall mean any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a medical device that has been placed on the market.

          (i)          “Valid Report” means a complaint entry form approved by Licensor for purposes of expedited reporting to Regulatory Authorities.

          1.2          Other Definitional Provisions.

          (a)          The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

          (b)          The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c)          References to a “schedule” are, unless otherwise specified, to one of the schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

          (d)          The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

          (e)          The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

          (f)          All references to time shall refer to Minneapolis, Minnesota time.

ARTICLE 2
TRANSITION SERVICES

          2.1          Costs and Responsibilities. Each of Licensor and Licensee shall, from and after the Effective Date assume those responsibilities and related costs assigned to it as specifically provided in (a) this Agreement, including without limitation, as set forth in the Transition Services Plan attached as Schedule A (the “Transition Plan”), the Interim Distribution Agreement attached as Schedule B, the Regulatory Transition Plan attached as Schedule C, and the Quality Agreement attached as Schedule D) (b) the License Agreement, (c) the Acquisition Option Agreement, and (d) the Asset Purchase Agreement, all in accordance with the terms and conditions set forth herein and therein, for the manufacturing, sourcing, operation, regulatory compliance, and quality requirements of the Prostiva Business.

          2.2          Transition Responsibilities.

          (a)          Transition Services During Initial Term.

          (i)          Licensor shall, with Licensee’s good faith cooperation, provide those transition services as specifically set forth in this Agreement and the applicable Schedules hereto (“Transition Services”) in accordance with Applicable Laws and in the manner and for the periods of time described therein.

          (ii)          Licensor shall provide such Transition Services until the date that is one (1) month following the date that Licensor completes the 510(k) Work, as defined in Section 4.1 hereof (the foregoing period shall be hereinafter referred to as the “Initial Term”). Notwithstanding the foregoing, if Licensee has not obtained the necessary regulatory clearances and permits to sell the Products in the United States under Licensee’s own quality system and labeling (“US Regulatory Transfer”) by the earlier of (i) April 30, 2012, or (ii) the date that is six (6) months following Licensor’s initial submission of the 510(k) Notification referred to in Section 4.1(a) hereof, a “Major Challenge” (as defined below) shall be deemed to have occurred under Section 4.1(d) below.

          (iii)          The Transition Plan may be revised from time to time upon the mutual written agreement of Licensor and Licensee. Licensee acknowledges that Licensor’s ability to perform the Transition Services depends in part on Licensee’s full and timely performance and cooperation, and as such, Licensee agrees to fulfill its responsibilities and obligations with respect to the Transition Plan, to comply with Applicable Laws, and to cooperate in good faith with Licensor in the provision of Transition Services hereunder.

          (iv)          Licensee shall pay Licensor a fee of $30,000 per month (the “Monthly Fee”) beginning in the second month following the Effective Date for the performance of Transition Services for each month until the earlier of (x) the expiration of the Initial Term or (y) one month following the last of the US Regulatory Transfer or the EU Regulatory Transfer.

          (v)          Further, in the event that Licensor is required to pay a Person (other than Licensor, its Affiliates, or contracted employees) to perform required Transition Services that are not anticipated by the Transition Plan, not related to the 510(k) Work, or not due to Licensor’s failure to perform under this or any of the Transaction Documents (“Third Party Costs”), Licensor shall consult with Licensee to explore cost-savings measures with regard to those Third Party Costs. Following such consultation and incurring of such Third Party Costs, Licensor shall provide Licensee reasonable evidence of the Third Party Costs associated therewith. Licensor shall invoice Licensee for the foregoing Monthly Fees and Third Party Costs on a monthly basis, and Licensee shall pay each such invoice within thirty (30) days following the date thereof. Licensee shall reimburse Licensor for Third Party Costs up to an aggregate maximum of [ * * * ] during the Initial Term. If and once Third Party Costs have exceeded [ * * * ] during the Initial Term, Licensee shall have the option to terminate this Agreement pursuant to Section 9.2(c) hereof in lieu of incurring further Third Party Costs. In the event of such a termination, Licensor shall promptly refund to Licensee an amount equal to $250,000 (the “Excessive Third Party Costs Refund”). Such a termination of the Agreement will not release Licensor or Licensee from any obligation that accrued prior to the effective date of such termination, but such a termination will release Licensee of any further payment obligation for any Minimum Royalty for a partial Contract Year except as set forth in Section 9.2(d) hereof, any License Fee not then due and payable, and any obligation to purchase Transferred Prostiva Assets under the Acquisition Option Agreement or to purchase Assets under the Asset Purchase Agreement. As further described in Section 9.2(c) hereof, the Excessive Third Party Costs Refund and the foregoing termination right shall be the sole remedy available to Licensee for excessive Third Party Costs described herein, and neither party shall have any liability to other party or shall suffer any consequences as a result of Licensee’s termination pursuant to this Section, except as explicitly set forth in this Section 2.2(a)(v) or Section 9.2(c) hereof.

(b)       Services After Initial Term. Licensee may ask Licensor to provide Licensee with additional services following the expiration of the Initial Term, in which case Licensor may agree to do so, as determined in Licensor’s discretion, at a fee equal to $200 per hour.

          2.3          Taxes. Prices and charges on the Transition Plan, or as otherwise agreed to pursuant to Section 2.2 hereof, do not include any applicable sales, use, value added or similar taxes, customs, duties, or tariffs imposed by any governmental authority.

          2.4          Document Delivery.   Subject to the terms and conditions of this Agreement, during the Initial Term, Licensor shall provide Licensee (i) copies of design specifications, drawings, bills of material, engineering and documentation used in connection with the Prostiva Business as contemplated in the Transition Plan, and (ii) sales and promotional literature, artwork, other sales and marketing materials, and customer lists used in connection with the Prostiva Business, as such materials are described in Exhibit C of the License Agreement.

          2.5          Employees.   On or promptly after the Effective Date, Licensee shall offer to employ all eight (8) employees listed on Schedule 2.5 (the “Designated Employees”) with compensation structures substantially similar to those in existence on the Effective Date as well as substantially similar job duties and responsibilities. Licensee shall also give each Designated Employee who accepts employment with Licensee full credit for all years of service accrued by such employee as of the Effective Date, subject to the terms of Licensee’s benefit plans and policies. Licensor shall assist Licensee in its efforts to hire the Designated Employees, but cannot guarantee their hiring. Further, none of Licensor, its Affiliates, nor VidaMed may solicit employment with the Designated Employees for a period of six (6) months from the Effective Date.

ARTICLE 3
SALE OF PRODUCTS

          3.1          Exclusive Distributor of Products in the United States. As of the Effective Date, Licensor hereby appoints, and Licensee hereby agrees to act as Licensor’s exclusive United States (excluding Puerto Rico) distributor of the Products in compliance with the terms and conditions of the Interim Distribution Agreement set forth in Schedule B. Licensee will operate as Licensor’s exclusive interim distributor of the Products in the United States (excluding Puerto Rico), and will be permitted to sell such products under Licensor’s regulatory approvals and clearances until the date of US Regulatory Transfer. For the avoidance of doubt, any alleged breach by Licensee of the terms and conditions of the Interim Distribution Agreement shall be subject to the provisions of this Agreement.

   3.2           Sale of Products Outside of the United States.

                   (a) European Union.

     (i)          After the Effective Date, Licensor shall continue to sell Products in the European Union (EU) either directly or through its distribution network until the date that is three (3) months following the Effective Date hereof (the “Licensor EU Transition Period”); provided, however, that in the event Licensor is unable able to orderly dissolve or terminate its distribution arrangement in a given territory of the EU so as to minimize its financial loss related thereto during the Licensor EU Transition Period, Licensor shall provide Licensee with notice thereof and of a reasonable extension of the Licensor EU Transition Period with respect to any such territory. If, during the Licensor EU Transition Period, as extended (if applicable), Licensor sells more than 300 handpieces in the European Union, Licensor will provide Licensee with a credit toward the second License Fee payment referred to in Section 3.1 of the License Agreement equal to fifty percent (50%) of the gross profit on those units sold in excess of 300, which gross profit shall be calculated by subtracting the transfer price of each such Product as set forth in Schedule 5.5 hereof, from the net sales amount of each such Product.

     (ii)          After the Licensor EU Transition Period has expired, as determined on a territory-by-territory basis, Licensee shall be entitled to distribute the Products in each such territory on an exclusive basis pursuant to the terms and conditions set forth in the Interim Distribution Agreement set forth in Schedule B until the earlier of (1) the time that Licensee obtains the necessary regulatory approvals and permits to sell the Products in the European Union under Licensee’s own quality system and labeling in accordance with the Transition Plan and Regulatory Transition Plan described below (“EU Regulatory Transfer”), or (ii) April 30, 2012 (the “Licensee EU Transition Period”). After the Licensee EU Transition Period has expired, Licensee shall be free to sell Products in the EU, subject to receipt of necessary regulatory approvals and permits.

(b) Outside of the US and the EU.

          (i)     After the Effective Date, Licensor shall continue to sell Products outside of the United States and the EU either directly or through its distribution network until the date that is three (3) months following the Effective Date hereof (the “Licensor OUS / OEU Transition Period”); provided, however, that in the event Licensor is unable to orderly dissolve or terminate its distribution arrangement in a given territory so as to minimize its financial loss related thereto during the Licensor OUS / OEU Transition Period, Licensor shall provide Licensee with notice thereof and of a reasonable extension of the Licensor EU

Transition Period with respect to any such territory. Licensor shall not be obligated to make any payments to Licensee as a result of, and Licensee will have no obligation to provide any Product or support for, Licensor’s sales during the Licensor OUS / OEU Transition Period.

     (ii)          After the Licensor OUS / OEU Transition Period has expired, as determined on a country-by-country basis, Licensee shall be entitled to distribute the Products in each such country on an exclusive basis pursuant to the terms and conditions set forth in that Interim Distribution Agreement set forth in Schedule B until the earlier of (1) the time that Licensee obtains the necessary regulatory approvals, clearances and permits to sell the Products in each such territory under Licensee’s own quality system and labeling in accordance with the Transition Plan and Regulatory Transition Plan described below (“OUS / OEU Regulatory Transfer”), or (2) the date that is one (1) month following the date of EU Regulatory Transfer (the “Licensee OUS/ OEU Transition Period”). After the Licensee OUS / OEU Transition Period has expired with respect to a territory outside of the EU or the United States, Licensee shall be free to sell Products in such territory subject to receipt of necessary regulatory approvals, clearances and permits.

3.3     Product Warranties.

(a) Repair and Service of Damaged Products.

          (i)          Financial Responsibility for Repairs and Services. With respect to Products sold by Licensor prior to, on or after the Effective Date in accordance with Sections 3.1 or 3.2 above, which are under written warranty, Licensor agrees to be financially responsible for the actual costs related to repair and service of such Products, and in accordance with, Licensor’s written warranties to the extent such costs are not reimbursed by the manufacturers of such Products. With respect to Products sold after the Effective Date by Licensee, Licensee agrees to be financially responsible for the actual costs related to repairs and service of Products under, and in accordance with, Licensee’s written warranties to the extent such costs are not reimbursed by the manufacturers of such Products. With respect to Products received by either party for repair or service which are not under written warranty (regardless of who sold such Product), Licensee will be financially responsible for the actual costs related to repairs and services of such Products. In the event that Licensor receives Products for repair or service that are not under written warranty from a customer in a country in which Licensee is distributing the Products, and Licensor performs repairs or services related thereto in the ordinary course, Licensee will reimburse Licensor for its direct costs related thereto.

(ii) Performance of Repairs and Services. With respect to the performance of repairs and services for Products after the Effective Date

(regardless of whether such Products are under any warranty), Licensor shall be responsible to perform or have performed such warranty obligations until such time as Product repair and service capabilities have been transferred to Licensee pursuant to the Transition Plan; provided, however, that in no event shall Licensee or Licensor be entitled to augment or expand the terms of Product warranties beyond the terms and conditions first offered by Licensor for such Products sold by Licensor before such transfer has occurred. Once such transfer has occurred, Licensee shall be responsible to perform or have performed the repairs and services for the Products.

          (b) Limited Returns for Certain Products. For a period of 90 days following the Effective Date, Licensor shall only accept the return by customers of Products sold by Licensor in the United States prior to the Effective Date up to a maximum of one hundred (100) units, provided that such Products must be undamaged and have greater than 4 months of shelf-life remaining at the time of return. In addition, Licensor shall only accept the foregoing limited returns on the condition that (i) Licensee agrees that it will not sell any Products to such customers for a period of 90 days after the applicable return date, and (ii) any such returned Product will be consigned to Licensee under Article 5.

          (c)   Manufacturers’ Warranties. Licensor and Licensee shall each have the rights described in the letter agreement with MediVision, Inc. dated August 16, 2011, the letter agreement with The MedTech Group, Inc. dated August 29, 2011, and the letter agreement with Bovie Medical Corporation dated August 31, 2011, in each case with respect to, among other things, the Parties’ rights under manufacturers’ warranties related to the Products.

ARTICLE 4
REGULATORY TRANSITION; QUALITY AGREEMENT

4.1       Regulatory Transition Plan.

(a) Generally.

          (i)          Subject to the Transition Plan, the Regulatory Transition Plan set forth on Schedule C (the “Regulatory Transition Plan”) and the Quality Agreement set forth in Schedule D (the “Quality Agreement”), Licensee will be responsible for achieving US Regulatory Transfer and all other necessary marketing approvals at its own expense and as soon as possible after Licensor completes the 510(k) Work (as defined below); provided that, Licensor will prepare and file at its own expense an appropriate 510(k) Notification, close out open FDA comments and letters to the file regarding the Products, and pursue achieving 510(k) clearance, including but not limited to responding to FDA questions (the “510(k) Work”) during the Initial Term in accordance with the Transition Plan and the schedule attached hereto as Schedule 4.1(a) which outlines the scope of such work (the “510(k) Work Schedule”), and subject to Section 4.1(d) below. Licensor and Licensee will work together to complete the 510(k) Work and the US Regulatory Transfer in accordance with the Transition Plan and the 510(k) Work Schedule (subject to Section 4.1(d) below).

          (ii)          Nothing in this Agreement, the License Agreement, the Acquisition Option Agreement or the Asset Purchase Agreement (collectively the “Transaction Documents”), shall be interpreted to transfer or grant Licensee any of Licensor’s rights to sell, distribute or have distributed Products in any jurisdiction where such activities would be prohibited, except in accordance with the Interim Distribution Agreement or through appropriate regulatory approvals, clearances or permits obtained by Licensee pursuant to the Transition Plan, the Regulatory Transition Plan and the Quality Agreement. Licensee and Licensor acknowledge and agree that the Transition Plan, the 510(k) Work Schedule, the Regulatory Transition Plan and the Quality Agreement are working documents that have been prepared by Licensor and Licensee to reflect their current intentions regarding the transition of regulatory approvals and clearances. Nothing in the Transition Plan, 510(k) Work Schedule, Regulatory Transition Plan or Quality Agreement shall be interpreted as expanding or diminishing representations, warranties and covenants of the Parties that are made pursuant to any of the other Transaction Documents, except only with respect to, and only to the extent of, commitments of each party that are specifically described in the Transition Plan, 510(k) Work Schedule, Regulatory Transition Plan or Quality Agreement. In the event of a conflict between the terms of the Transition Plan, the 510(k) Work Schedule, the Regulatory Transition Plan or the Quality Agreement, on the one hand, and this Agreement or any of the other Transaction Document, on the other hand, the terms of this Agreement and the other Transaction Documents shall control.

            (b)     Recalls and Field Actions. After the Effective Date but prior to occurrence of Regulatory Transfer in a given country, Licensor shall (i) have the authority to make all decisions regarding recalls and field actions and responses thereto with respect to the Products in such countries, and (ii) be responsible for performing or having performed the necessary corrective actions and management activities in response to such recall or field corrective action, subject to Section 4.1(d) below. Licensee will provide field resources to support Licensor in the performance of the above-described activities, as directed by Licensor and all in accordance with the Transition Plan. Notwithstanding the foregoing, each party will be financially responsible for the direct costs of supporting the recall or corrective action with respect to Products such party sold regardless of whether the applicable Regulatory Transfer has occurred (but subject to Section 4.1(d)); provided, however, that in the event that Licensee assists Licensor with Products sold by Licensor by providing field resources in response to a recall or field action as directed by Licensor, Licensor will reimburse Licensee for Licensee’s reasonable out-of-pocket expenses related thereto, subject to the provision of competent documentation thereof.

             (c)     Product Changes. Subject to Section 4.1(d) below with respect to Major Challenges, in the event of routine Product changes, Licensor shall be responsible for performing the necessary engineering and supply management activities until such time as US Regulatory Transfer occurs, and Licensee shall provide support related thereto, all in accordance with the Transition Plan. Each Party shall bear its own costs in performing such activities.

             (d)      Major Challenges.

          (i)       Notwithstanding anything to the contrary in this Agreement, and in addition to the deemed Major Challenge set forth in Section 2.2(a) above, in the event that after the Effective Date but prior to US Regulatory Transfer, any of the following occur, it shall be considered to be a “Major Challenge” hereunder:

a) Licensor is unable to ship or allow shipment of Product for [ * * * ] days or more due to safety concerns;

b) a new clinical trial involving the Product is required by the FDA;

          c)          Product recalls, field actions, Product changes or other similar Product activities required by Applicable Law or any Regulatory Authority, including without limitation, by the FDA in connection with the 510(k) Work or US Regulatory Transfer, are necessary and which (x) cost or are reasonably expected to cost, individually or in the aggregate, [ * * * ] or more, the calculation of which shall exclude any Monthly Fees and Third Party Costs paid by Licensee to Licensor, or (y) individually or in the aggregate, are reasonably expected to take longer than six (6) months to address; or

          d)          currently unforeseen problems that must be addressed by Licensor under Applicable Law to perform the Transition Services in accordance with the provisions of this Agreement which (x) cost, or are reasonably expected to cost, individually or in the aggregate, [ * * * ] or more, the calculation of which shall exclude any Monthly Fees and Third Party Costs paid by Licensee to Licensor, or (y) individually or in the aggregate, are reasonably expected to prevent US Regulatory Transfer from occurring by the earlier of, April 30, 2012, or the date that is six (6) months following Licensor’s submission of the 510(k) Notification referred to in Section 4.1(a) hereof.

(ii) In the event of a Major Challenge:

a) Licensor shall have the first option to determine in its reasonable discretion whether it elects to do the work and incur the costs necessary to respond to the Major Challenge (the “Major Challenge Option”);

          b)          In the event that Licensor elects not to exercise the Major Challenge Option, then Licensee shall have thirty (30) days to notify Licensor in writing whether it elects to exercise such Option at its own expense (the “Option Notice”), subject to the terms set forth herein. As soon as reasonably practicable following the receipt by Licensor of an Option Notice indicating the Licensee elects to exercise the Major Challenge Option, (1) Licensor will cease the 510(k) Work and will transfer such work to Licensee to the extent possible under Applicable Law, (2) Licensor will provide up to eighty (80) hours of regulatory or engineering support related to the 510(k) Work at no cost to Licensee in the month following such the exercise of such option, (3) both Parties will cooperate to complete the Transition Services within one month following the date of the Option Notice, and (4) the obligation for Licensee to pay Licensor the remaining unpaid License Fee under Section 3.1 of the License Agreement (excluding the obligation to pay the Purchase Price under the Asset Purchase Agreement) on the twelve (12) month anniversary of the Effective Date will be automatically waived, subject to the continuing obligations of Licensee pursuant to Section 3.3 of the License Agreement (the “Major Challenge Transition Period”). For the avoidance of doubt, during the Major Challenge Transition Period, each party shall also continue to perform its applicable obligations under this Agreement, including without limitation, the payment obligations set forth under Article 2 hereof. Notwithstanding the foregoing, if the 510(k) Work cannot be transferred to Licensee within six (6) months following the date of the Option Notice, the parties shall discuss alternatives in good faith, and if the parties cannot mutually agree on next steps, the Major Challenge Transition Period shall end and either Party may terminate this Agreement and the other Transaction Documents in accordance with Section 9.2(b) hereof. In addition, if, after six (6) months of the date of the Option Notice, there are countries in which Licensee is distributing Product but with respect to which Regulatory Transfer has not yet occurred, Licensee will cease distributing Products in such country under the applicable Interim Distribution Agreement.

            (iii)     Notwithstanding anything contained herein to the contrary, if neither Party elects to exercise the Major Challenge Option, either Party may terminate this Agreement and the Transaction Documents in accordance Section 9.2(b) hereof. In the event of termination under Section 9.2(b), Licensor shall promptly refund to Licensee an amount equal to $250,000 (the “Major Challenge Refund”). Such a termination of the Agreement will not release Licensor or Licensee from any obligation that accrued prior to the effective date of such termination, but such a termination will release Licensee of any further payment obligation for any Minimum Royalty for a partial Contract Year except as set forth in Section 9.2(d) hereof, any License Fee not then due and payable, and any obligation to purchase Transferred Prostiva Assets under the Acquisition Option Agreement or to purchase Assets under the Asset Purchase Agreement. As further described in Section 9.2(b) hereof, the Major Challenge Refund and the foregoing termination right shall be the sole remedy available to Licensee in the event neither Party elects to exercise the Major Challenge Option, and neither party shall have any liability to other party or shall suffer any consequences as a result of Licensee’s termination pursuant to this Section, except as explicitly set forth in this Section 4.1(d)(iii) or Section 9.2(b) hereof.

          (e)     Regulatory Reporting. After the Effective Date but prior to occurrence of Regulatory Transfer in a given country, Licensor shall be responsible for, with respect to any such country, all of the regulatory reporting related to such Products, and shall incur the costs associated therewith, in accordance with the Transition Plan. After Regulatory Transfer occurs in a given country, Licensee shall be responsible for all regulatory reporting for the Products and for bearing any costs related thereto.

          (f) Safety Data Reporting and Exchange. In addition to Section 4.1(e) above, after the Effective Date but prior to Regulatory Transfer in a given country, Licensor shall be responsible for reporting the safety data regarding the Products, including reporting Product Complaints, to Regulatory Authorities. The Parties agree to amend this Agreement if reasonably necessary to comply with Applicable Laws, regulatory reporting requirements and obligations imposed by Regulatory Authorities. Licensor will provide Licensee a copy of any Product surveillance reports, including but not limited to Product Complaint trend reports, that are generated during the normal course of business. In addition, Licensor and Licensee agree the following shall apply from the Effective Date until Regulatory Transfer occurs in a given country:

          (i)          Contact Points. Each Party will designate a contact point(s) for the other Party to provide safety data under this Agreement. Each Party will provide the safety data pertaining to the Product that is required to be provided under this Agreement to the other Party’s designated contact point. A Party may change its designated contact point by written notice to the other Party’s most recently identified contact point. The Parties’ initial designated contact points shall be as set forth in Schedule 4.1(f) (the “Contact List”).

          (ii)          Exchange of Safety Data. Within 24 hours from the Licensee Awareness Date of a Product Complaint, Licensee will send by secure email a Valid Report(s) to Licensor for any Product Complaint(s) identified by Licensee as Product-related, that reference a Product or that, in Licensee’s reasonable judgment, appear to involve a Product (collectively, “Product Complaint”). In addition, Licensee will immediately provide to Licensor any Valid Reports that were not initially reported as being Product Complaints but that Licensee later reasonably determines to be Product related. If Licensee believes that there is a safety issue that could result in a Serious Adverse Event (“SAE”), it will immediately notify Licensor of such issue but in no event shall it notify Licensor later than 24 hours from the Licensee Awareness Date. Licensee agrees to make best efforts to acquire and report as much information as possible in the initial Product Complaint, and when submitting the Valid Report to Licensor, Licensee will provide all information requested on the Valid Report that is reasonably known. Licensor shall be responsible for any follow-up investigation of a Product Complaint. Licensee shall not conduct further investigation of a Product Complaint previously exchanged, except as reasonably requested by Licensor. If Licensor so requests, Licensee agrees to promptly conduct follow-up investigation. Licensee will provide to Licensor in writing the results of such further investigation within the timeframe specified above and shall include the Licensor reference number on the documentation (e.g., PCIR#). In addition, Licensor may request and Licensee agrees to promptly provide review and feedback on all or a portion of all Product Complaints that Licensor intends to include in (but is not limited to) annual reports, final reports and reports to support other regulatory submissions to Regulatory Authorities in connection with the Product. After Licensor has made the appropriate regulatory filings it will email to Licensee copies of those reports for Product Complaints. To facilitate reconciliation of the exchanged data, prior to the time that all Regulatory Transfers have occurred, Licensee will provide to Licensor within the first thirty (30) days of each month contained therein, a monthly listing of all Valid Reports sent to Licensor during the previous month. Information exchanged under this Subsection will be in English, except that translation of materials not originally generated by a Party is not required if translation would be substantially burdensome, and the Party providing the material otherwise makes reasonable efforts to summarize or describe in English the document and its relation to patient safety.

          (iii)          Internal Systems. Each Party will keep an individualized written record of each of its Product Complaints to the extent required under its standard operating procedures (SOPs) and Applicable Law. Each Party will maintain its own SOPs for receiving, investigating, tracking, following up, storing and reporting Product Complaints. Licensor may audit Licensee for compliance with the requirements under this Section 4.1(f) only for cause. Audits will be scheduled in advance and will be conducted during normal business hours.

          (iv)          Regulatory Reports and Requests. From the Effective Date until Regulatory Transfer occurs in a given country, Licensee will send to Licensor by secure email within 24 hours of its receipt, a copy of any correspondence from that country’s Regulatory Authority specifically involving the Product, with the exception that any information not specifically involving the Product may be redacted at Licensee’s discretion. To the extent reasonably possible, Licensee will provide Licensor with a copy of any documentation pertaining to the request and the response to a Regulatory Authority prior to submission of the response for comments. If time constraints make it impossible or unreasonable to provide Licensor with a copy of the response before submission, Licensee will use diligent efforts to notify Licensor of the circumstances and coordinate in good faith with regard to any areas for Licensor’s input. Licensee will not unreasonably reject suggestions by Licensor for changes in the proposed submission. Licensor will use diligent efforts to respond in a reasonable period of time. In addition, Licensee will provide to Licensor a copy of its responses to any Regulatory Authority’s request. After the Regulatory Transfer in any country, Licensee will keep records of all Regulatory Reports and Requests as mandated by Applicable Law, and will provide Licensor with a monthly report summarizing trend analysis and results but only until the date upon which Licensor’s labeled Products are no longer being offered for sale by Licensor or its agents or distributors anywhere in the world.

          (g) Complaint Handling. After the Effective Date but prior to occurrence of Regulatory Transfer in a given country, Licensor shall be responsible for the performance of complaint follow-up activities, analysis trending and decision making regarding complaints, and shall bear the costs associated therewith, and Licensee shall be responsible for performing initial customer interaction activities and data collection, and shall bear the costs associated therewith, all in accordance with the Transition Plan. From the date of the applicable Regulatory Transfer in a given country and thereafter, Licensee shall be responsible for performing all complaint handling activities for the Products and bearing any costs related thereto.

          (h) Customer Service, Sales Support, Field Servicing and Technical Services. From and after the Effective Date, subject to the terms and conditions of this Agreement, each Party is responsible for performing customer service activities, sales support activities, field servicing coordination, and technical services activities for the Products described in the Transition Plan. Any costs associated with the foregoing shall be borne solely by the Party who performs the services in accordance with the Transition Plan.

             4.2 Quality Agreement. Licensee and Licensor shall comply in all material respects with the terms of the Quality Agreement set forth in Schedule D. In the event of a conflict between the terms of the Quality Agreement and the balance of this Agreement (other than the Interim Distribution Agreement(s)) or any of the other Transaction Documents, the terms of the balance of this Agreement (other than the Interim Distribution Agreement(s)) and the other Transaction Documents shall control. In the event of a conflict between the terms of the Quality Agreement and the terms of the Interim Distribution Agreement(s), the terms of the Quality Agreement shall control.

ARTICLE 5
CONSIGNMENT INVENTORY

             5.1 Consignment and Use of US Consignment Inventory. As of the Effective Date, Licensor shall consign, and Licensee shall accept (a) the finished goods inventory of Product located in Licensor’s distribution centers or other U.S. field locations which have been manufactured for, or are held or used primarily for, the conduct of the Prostiva Business identified in Schedule 5.1 to this Agreement, and which are new, unexpired and not due to expire within six (6) months of the date of consignment, and (b) Products returned to Licensor in accordance with Section 3.3(b) above (the “US Consignment Inventory”), except for that inventory that Licensor anticipates will be necessary to fulfill orders received from its customers or distributors outside of the United States in accordance with Section 3.2 hereof (the “OUS Consignment Inventory”) during the three (3) month period following the Effective Date (the “Consignment Period”) (The US Consignment Inventory and OUS Consignment Inventory are collectively referred to as the “Consignment Inventory”). Licensee will use the US Consignment Inventory as needed to fulfill orders it receives as Licensor’s distributor of Products pursuant to the terms of the Interim Distribution Agreement. Licensee shall sell Consignment Inventory prior to selling Products received under new purchase orders.

             5.2 Consignment and Use of OUS Consignment Inventory. Upon the expiration of each of the Licensor EU Transition Period and the applicable Licensor OUS / OEU Transition Periods, as determined on a country-by-country basis, Licensee shall accept consignment of any remaining OUS Consignment Inventory that is new, unexpired and not due to expire within six (6) months of the date of consignment and in salable condition which Licensor purchases back from any of its distributors outside of the United States.

             5.3 Shipment of Consignment Inventory. As soon as practicable after the Effective Date, Licensor will make the US Consignment Inventory available and Licensee will arrange for shipment, at Licensee’s expense, of the US Consignment Inventory to Licensee’s facility located at 14405 21st Avenue North, Minneapolis, MN 55447 (the “Facility”). As soon as practicable after the expiration of the Licensor EU Transition Period and each Licensor OUS / OEU Transition Period, as applicable, Licensor will make available and Licensee will arrange and pay for shipping the specified OUS Consignment Inventory to the Facility; provided that Licensee may reject, and will not be obligated to pay for any OUS Consignment Inventory that, upon receipt and inspection following receipt thereof, is not new, is expired (or due to expire within six months of the consignment date) or is not in saleable condition. Licensee must notify Licensor in writing of any rejection of OUS Consignment Inventory within ten (10) business days following receipt thereof, and if Licensee fails to do so, such inventory will be deemed accepted by Licensee. In each case, Licensee shall pay for all shipping costs for Consignment Inventory (other than rejected Consignment Inventory) and for any insurance necessary to cover such Consignment Inventory during shipment but shall not pay for handling.

             5.4 Duration of Consignment Period; Title. For the avoidance of doubt, both the US Consignment Inventory and the OUS Consignment Inventory will be consigned by Licensor for a maximum period of nine (9) months following the Effective Date (the “Consignment Period”). Licensor shall retain title to the US Consignment Inventory and OUS Consignment Inventory until the earlier to occur of (i) Licensee’s removal of any Product from the Consignment Inventory, or (ii) the expiration of the Consignment Period.

             5.5 Price, Reports and Payment. The prices to be paid by Licensee for the Consignment Inventory shall be as set forth on Schedule 5.5 hereof. Licensee shall submit a written report to Licensor within ten (10) business days after the end of each calendar month during the Consignment Period setting forth the number of Product removed from inventory during the previous calendar month, and the number of Products remaining in the Consignment Inventory. Based on such report, Licensor shall issue an invoice for the number of Products removed by Licensee from the Consignment Inventory and Licensee shall pay such invoice within nine (9) months of the fifteenth (15th) day of that month. Within ten (10) business days following the expiration of the Consignment Period, Licensee shall submit a final report to Licensor setting forth the number of Products remaining in the Consignment Inventory (if any). Based on such final report, Licensor shall issue an invoice for the number of Products remaining in the Consignment Inventory and documentation of the invoiced cost to Licensor, at which time title shall have passed to Licensee, and Licensee shall pay such invoice within nine (9) months following the expiration of the Consignment Period.

             5.6 Risk of Loss. Licensee will bear the risk of loss for the Consignment Inventory once it has been shipped to Licensee’s facility as provided in Section 4.3. Once placed on the carrier for shipment, Licensor shall not be liable for any damage or unexplained disappearance of the Consignment Inventory.

ARTICLE 6
SUPPLY OF PRODUCT COMPONENTS

             6.1 Bovie Products. Subject to the terms and conditions of this Agreement and as requested by Licensee, Licensor agrees to place one last time buy order on Licensee’s behalf under that certain Development and Supply Agreement by and between Licensor and Bovie Medical Corporation (“Bovie”) dated September 15, 2003, as amended (“Bovie Agreement”), and Licensee agrees to purchase such requested products (the “Bovie Products”) from Licensor. Licensor’s obligation to place orders under the Bovie Agreement is subject to the terms and conditions thereof, including without limitation, the termination of such agreement. Licensee understands and acknowledges that the Bovie Agreement will terminate on December 31, 2011, and nothing contained herein shall require Licensor to seek modification to the terms and conditions of the Bovie Agreement, including without limitation, extension thereof, or to enter into any new supply agreements with any of Licensor’s previous suppliers or with other third parties in order to fulfill Licensor’s obligations under this Agreement.

             6.2 MedTech Products. Subject to the terms and conditions of this Agreement and as requested by Licensee, Licensor agrees to place orders for handpieces (the “MedTech Products”) on a monthly basis until US Regulatory Transfer occurs on Licensee’s behalf under that certain Manufacturing and Supply Agreement with The MedTech Group, Inc., dated August 6, 2010 (“MedTech Agreement”). Licensor’s obligation to place orders under the MedTech Agreement is subject to the terms and conditions thereof, including without limitation, the termination of such agreement. Nothing contained herein shall require

Licensor to seek modification to the terms and conditions of the MedTech Agreement, including without limitation, extension thereof, or to enter into any new supply agreements with any of Licensor’s previous suppliers or with other third parties in order to fulfill Licensor’s obligations under this Agreement.

             6.3 MediVision Products. Licensor shall assign to Licensee the MediVision, Inc. Sales Orders described in the letter agreement by and among Licensor, Licensee and MediVision, Inc. dated August 16, 2011 (the “MediVision Agreement”), in accordance with the MediVision Agreement.

             6.4 Price. Licensor shall sell Licensee each Bovie Product and MedTech Product ordered by Licensor on Licensee’s behalf pursuant to this Article 6 at Licensor’s invoiced cost. Notwithstanding the foregoing, Licensor may adjust the price of any Bovie Product or MedTech Product for an amount equal to any tax levied on it with respect to the sale, use or delivery of the Bovie Products or MedTech Products, as applicable (other than taxes based upon the income of Licensor), including sales tax, use tax, gross receipts tax, and value added tax, in each case to the extent payable by the Licensor or required to be collected by Licensor. Licensee will arrange for shipping of the Bovie Products and MedTech Products to Licensee’s Facility at Licensee’s expense.

             6.5 Payment. Licensee shall pay all invoices for Bovie Products ordered by Licensor on Licensee’s behalf pursuant to this Article 6 in full within 30 days following date of all such invoices. Licensee shall pay Licensor within 270 days of invoice date for all invoices for MedTech Products received within four (4) months of the Effective Date; thereafter, .Licensee shall pay all invoices for MedTech Products ordered by Licensor on Licensee’s behalf pursuant to this Article 6 in full within 30 days following date of all such invoices.

             6.6 Generators. Promptly following the Effective Date, Licensor, at its own expense, shall transfer, convey, assign and deliver to Licensee at the Facility all right, title and interest to thirty (30) Prostiva generators, which generators shall be [ * * * ].

ARTICLE 7
INTELLECTUAL PROPERTY; CONFIDENTIALITY

             7.1 Intellectual Property. Nothing in this Agreement shall be construed as an assignment or grant of any rights with respect to either party’s intellectual property, or to modify the terms and conditions of any other Transaction Agreement.

             7.2 Confidentiality. All Confidential Information obtained by the parties in connection herewith shall be subject to the parties’ confidentiality obligations under the License Agreement.

ARTICLE 8
PERFORMANCE; REPRESENTATIONS; DISCLAIMER; INDEMNIFICATION

             8.1 Standard of Performance for Services. Each Party shall perform all services pursuant to this Agreement in a commercially reasonable manner. Each Party and its Affiliates, as applicable, will perform services in the manner and the relative level of quality and service consistent in all material respects with those performed by such Party and its Affiliates prior to the date hereof.

             8.2 Representations and Warranties. Licensor represents and warrants that:

(a) Licensor has good title to the Consignment Inventory, free and clear of liens and encumbrances;

(b) Licensor has not extended any written warranty to a customer beyond the written warranties referred to in Section 3.3(a)(i) of this Agreement;

          (c) Licensor has not adulterated or misbranded (within the meanings of the Federal Food, Drug and Cosmetic Act, as amended) the Consignment Inventory or Prostiva generators to be transferred to Licensee under this Agreement; and

(d) All of the Consignment Inventory to be consigned to Licensee hereunder shall be in saleable condition in the ordinary course of business on the date of consignment.

             8.3 No Other Warranty for Products. EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, LICENSOR MAKES NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS WHICH ARE CONSIGNED, TRANSFERRED OR SOLD TO LICENSEE HEREUNDER. EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, THE PRODUCTS ARE CONSIGNED, SOLD OR TRANSFERRED HEREUNDER IN “AS IS/WHERE IS” AND “WITH ALL FAULTS” CONDITION, WITH ALL WARRANTIES AND REPRESENTATIONS BEING EXPRESSLY DISCLAIMED AND WAIVED. LICENSEE HEREBY ACKNOWLEDGES AND AGREES THAT LICENSOR MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, UNDER THIS AGREEMENT WITH RESPECT TO ANY MATTER RELATING TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PRODUCTS, THE TRANSFERABILITY OF THE PRODUCTS, THE MERCHANTABILITY OR FITNESS OF THE PRODUCTS FOR ANY PARTICULAR PURPOSE, ANY IMPLIED WARRANTY OR CONDITION ARISING FROM A COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, ANY IMPLIED WARRANTY OR CONDITION OF DURABILITY OR DESCRIPTION, OR ANY OTHER MATTER OR THING RELATING TO THE PRODUCTS OR ANY PORTION THEREOF.

             8.4 Indemnification.

          (a) Indemnification by Licensee. Pursuant to Section 8.1(a) of the License Agreement, and subject to Sections 2.2(a)(v) and 4.1(d)(iii) of this Agreement, Licensee shall indemnify Licensor, and any other Medtronic Indemnitees, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of the breach by Licensee of any representation or warranty, or the material breach of a covenant, under this Agreement.

          (b) Indemnification by Licensor. Pursuant to Section 8.2(a) of the License Agreement, and subject to Sections 2.2(a)(v) and 4.1(d)(iii) of this Agreement, Licensor shall indemnify Licensee, and any other Urologix Indemnitees, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of the breach by Licensor of any representation or warranty, or the material breach of a covenant, under this Agreement.

          (c) Indemnification as Sole Remedy for Third Party Claims. Other than the equitable relief described in Section 10.13 hereof, the remedies set forth in Sections 2.2(a)(v) and 4.1(d)(iii) hereof, and the termination rights set forth in Section 9.2 hereof, indemnification pursuant to this Section 8.4 shall be a party’s sole remedy for Third Party Claims arising hereunder.

          (d) Contribution. With respect to any Third Party Claim for which both parties have an obligation to indemnify the other pursuant to this Section 8.4, the provisions set forth in Section 8.3 of the License Agreement (Contribution) shall be incorporated herein by reference and shall apply.

          (e) Procedure for Indemnification. The procedures for indemnification set forth in Section 8.4 of the License Agreement (Procedure for Indemnification) shall be incorporated herein by reference and shall apply to any indemnification claims under this Section 8.4.

          (f) Exclusions / Limitations. All claims arising under this Agreement, including but not limited to, direct claims and in the case of indemnification, for Third Party Claims, are subject to the exclusions and limitations set forth in Section 8.6 of the License Agreement (including all of its subsections) and shall be incorporated herein by reference.

ARTICLE 9
TERM AND TERMINATION

             9.1 Term. The term of this Agreement shall commence on the date hereof and shall expire on the twelve (12) month anniversary hereof, except with respect to services expressly agreed to by Licensor in writing to be performed after such period pursuant to the terms of this Agreement (the “Term”), and provided that, if US Regulatory Transfer has not occurred within such twelve (12) month period, this Agreement shall be automatically extended for a period of three (3) months.

             9.2 Termination.

          (a) By Licensor. Except as set forth in this Section 9.2, Licensor may terminate this Agreement in the event Licensee materially breaches this Agreement, including the terms and conditions of the Interim Distribution Agreement and the Quality Agreement, and such breach remains uncured for sixty (60) days’ following written notice from Licensor specifying in detail the claimed breach by Licensee of this Agreement and required corrective action. Licensee shall not be deemed in breach of a particular obligation under this Agreement to the extent Licensee’s performance is delayed or prohibited due to Licensor’s failure to meet Licensor’s obligations under this Agreement.

          (b) By Either Party. Either Party may terminate this Agreement in connection with a Major Challenge only in the specific circumstances set forth in Section 4.1(d)(ii) and Section 4.1(d)(iii) hereof. Such a termination of the Agreement will not release Licensor or Licensee from any obligation that accrued prior to the effective date of such termination, but such a termination will release Licensee of any further payment obligation for any Minimum Royalty for a partial Contract Year, any License Fee not then due and payable, and any obligation to purchase Transferred Prostiva Assets under the Acquisition Option Agreement or to purchase Assets under the Asset Purchase Agreement. Except as set forth in Section 4.1(d)(iii) with respect to a termination in connection with Section 4.1(d)(ii) hereof, such a termination shall be the sole and exclusive remedy available to the applicable terminating Party, and neither party shall have any direct liability to the other party or obligation to indemnify the other party, including without limitation pursuant to Section 8.4 hereof or Article 8 of the License Agreement, or shall suffer any consequences as a result of such Party’s decision to terminate pursuant to this Section, except as explicitly set forth herein or in the License Agreement. Notwithstanding the foregoing, in the event of any such termination, (i) the terminating Party shall give the other Party fifteen (15) days’ advance written notice thereof, (ii) during or after such period, the Parties shall meet to discuss and document, in good faith, a plan to unwind the transition of the Prostiva Business from Licensor to Licensee that had occurred prior to the effective date of termination, including without limitation, with respect to the treatment of Consignment Inventory; and (iii) the provisions set forth in Sections 6.4 and 6.5.3 of the License Agreement are incorporated herein by reference and shall apply as set forth therein.

          (c) By Licensee. Licensee may terminate this Agreement in connection with excessive Third Party Costs as described in Section 2.2(a)(v) hereof. Such a termination of the Agreement will not release Licensor or Licensee from any obligation that accrued prior to the effective date of such termination, but such a termination will release Licensee of any further payment obligation for any Minimum Royalty for a partial Contract Year except as set forth in Section 9.2(d), any License Fee not then due and payable, and any obligation to purchase Transferred Prostiva Assets under the Acquisition Option Agreement or to purchase Assets under the Asset Purchase Agreement. Except as set forth in Section 2.2(a)(v), such a termination shall be the sole and exclusive remedy available to the Licensee, and neither party shall have any direct liability to the other party or obligation to indemnify the other party, including without limitation pursuant to Section 8.4 hereof or Article 8 of the License Agreement, or shall suffer any consequences as a result of such Party’s decision to terminate pursuant to this Section, except as explicitly set forth herein or in the License Agreement. Notwithstanding the foregoing, in the event of any such termination, (i) the Licensee shall give Licensor fifteen (15) days’ advance written notice thereof, (ii) during or after such period, the Parties shall meet to discuss and document, in good faith, a plan to unwind the transition of the Prostiva Business from Licensor to Licensee that had occurred prior to the effective date of termination including without limitation, with respect to the treatment of Consignment Inventory; and (iii) the provisions set forth in Sections 6.4 and 6.5.3 of the License Agreement are incorporated herein by reference and shall apply as set forth therein.

          (d) Inventory. In the event of termination of this Agreement, Licensee shall (i) return to Medtronic all finished goods inventory of Product consigned to it pursuant to this Agreement and (ii) provide Licensor the right to purchase, at Licensee’s cost, all finished goods inventory of Product owned by Licensee which have been manufactured for, or are held or used primarily for, the conduct of the Prostiva Business and which are new, unexpired and not due to expire within six (6) months of the date of termination. In the event Licensor does not exercise its right to purchase the Licensee owned inventory, Licensee shall have an additional 90 days after termination of this Agreement to sell the inventory under the licenses granted in the License Agreement as set forth in Section 6.5.6 of the License Agreement, as if the Interim Distribution Agreement had not terminated.

          (e) Survival. The Parties’ obligations pursuant to Article 7, Article 10 and Sections 2.2(a)(v), 2.3, 4.1(d)(iii), 8.4, and 9.2 hereof, and any other express terms and provisions hereof to be performed by the parties after the termination hereof, shall survive the expiration or termination of this Agreement in accordance with their respective terms.

ARTICLE 10
MISCELLANEOUS

             10.1          Complete Agreement. This Agreement, including all schedules and exhibits annexed hereto, contain the entire understanding of the Parties hereto with respect to the subject matter contained herein.

             10.2          Waiver and Amendment. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by such party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

             10.3          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when (i) personally delivered, or (ii) three (3) business days after mailing, postage prepaid, by certified mail, or (iii) when delivered (and receipted for) by an overnight delivery service, or (iv) when first sent by facsimile provided such communication is promptly confirmed, addressed in each case as follows:

If to Licensee:

Urologix Inc.
14405 21st Avenue North
Minneapolis, MN 55447
Attn: Greg Fluet
Fax: 763-475-1443

With a copy to:

Lindquist & Vennum P.L.L.P.
80 S. 8th Street, Suite 4200
Minneapolis, MN 55402
Attention: Charles P. Moorse and Barbara Rummel
FAX No: (612) 371-3207

If to Licensor:

Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604

With separate copies thereof addressed to:

Attention: General Counsel
FAX No.: (763) 572-5459

-and-

Attention: Vice President and Chief Development Officer
FAX No.: (763) 505-2542

Either the Licensor or the Licensee may change the address(es) for the giving of notices and communications to it, and/or copies thereof, by written notice to the other Party in conformity with the foregoing.

             10.4          Expenses. Except as may be expressly provided herein, Licensor and Licensee shall each pay their own expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

             10.5          Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced under, the laws of the State of Minnesota without giving effect to its conflict of laws principles.

             10.6          Jurisdiction and Venue. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts located in Hennepin County, Minnesota, in respect of any claim relating to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, or otherwise in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

             10.7          Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

             10.8          Assignment. Neither Party shall assign this Agreement, or any right or obligation thereunder, to any third party without the prior written consent of the other Party. This Agreement shall be binding upon and be for the benefit of the Parties and their respective successors and permitted assigns. In the event either Party (the “Assigning Party”) merges or consolidates with another entity or sells substantially all of its assets to another person or entity, or if there is a change in control of the Assigning Party or other corporate reorganization or transaction affecting the Assigning Party (an “Acquisition”), no consent of the other Party shall be required, but this Agreement shall remain in full force and effect and the Assigning Party shall assign and transfer (whether by operation of law or otherwise) this Agreement to the entity with which it has merged or consolidated, the new owners of the assets, the new owners of the Assigning Party or the surviving entity in the reorganization or corporate transaction, as the case may be, and shall cause that entity or person to assume and agree to perform the entirety of this Agreement, but shall remain responsible for its obligations hereunder notwithstanding such assumption.

             10.9          Titles and Headings; Construction. The titles and headings herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

             10.10        Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

             10.11        Illegality. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or implied thereby.

             10.12        Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other. In the execution of this Agreement, facsimile, scanned or electronically delivered signatures shall be fully effective for all purposes.

             10.13        Remedies. The Parties agree, that in addition to any other relief afforded under the terms of this Agreement or by law, each Party has the right to seek equitable remedies, including specific performance and enforcement of this Agreement by injunction issued against the other Party, it being understood that both damages and equitable remedies will be proper modes of relief and are not to be considered as alternative remedies.

[Signatures follow]

EXHIBIT 10.2

                  IN WITNESS WHEREOF, the parties have executed this Transition Services and Supply Agreement as of the Effective Date.

UROLOGIX INC.

By: /s/ Stryker Warren Jr.

Name: Stryker Warren Jr.

Title: Chief Executive Officer

MEDTRONIC, INC.

By: /s/ Thomas M. Tefft

Name: Thomas M. Tefft

Title: Senior Vice President & President, Neuromodulation

CERTAIN INFORMATION INDICATED BY [ * * * ] HAS BEEN DELETED FROM THESE SCHEDULES AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

Schedule A

Transition Plan

See attached.

MEDTRONIC CONFIDENTIAL DOCUMENT	SCHEDULE A

Transition Plan

Transition Team Leaders:
o	o Greg Fluet, EVP & COO
o	o Eric Schantz, Business

Transition Team:

Licensee Transition Team
Team Lead/Business Dev	Greg Fluet
Corporate Development	Greg Fluet
Europe Manager	TBD (Greg Fluet)
Marketing	Annette Johnson
R&D	Ralph Cardinal
Supply Chain	Brian Wegber
Manufacturing	Charlie Lehman
Quality/Regulatory	Jennifer Willner
Finance	Brian Smrdel
Legal	Charles Moorse (Corporate)
Rich Billion & Tim Clise (IP)

Licensee Transition Team
Team Lead/Business Dev	Eric Schantz
Corporate Development	Brooke Story
Europe Manager	Ubi Van den Hombergh
Marketing	Judy Johnson
R&D	Brent Torgenson
Supply Chain	Susan Whittemore
Manufacturing	Sara McKee
Quality/Regulatory	Andrea Rasmussen, Tom Reichel
Finance	Brian Nelson
Legal	Orland Flores (Neuro)
Mary Bauman (Neuro IP)

MEDTRONIC CONFIDENTIAL DOCUMENT	SCHEDULE A

TRANSITION SERVICES ACTIVITIES

Definitions:
•	“Closing” means the Effective Date of the TSSA.
•	“Initial Term” has the definition set forth in the TSSA.
•	“Legal Manufacturer” means the party registered with the FDA as the manufacturer of the Product, which coincides with the US Regulatory Transfer.
•	“License Agreement” means the License Agreement between Licensor and Licensee dated September 6, 2011.
•	“Licensor” means Medtronic, Inc,
•	“Licensee” means Urologix, Inc.
•	“Product(s)” has the definition set forth in the License Agreement.
•	“TSSA” means the Transition Services and Supply Agreement between Licensor and Licensee dated September 6, 2011.

A. Marketing, Marketing Communication, Sales and Education

1.          One Field Development Manager (FDM) or designate and the core Prostiva RF Therapy team (Marketing and Engineering) will give up to two 2-Day training sessions to the group of Licensee’s designated trainers (a “Train the Trainer” session) in Minneapolis. If Licensee prefers an alternate site, Licensee is responsible for all travel expenses. The training will be hands on, including demonstration as well as performance by Licensee personnel. Licensee will assign a group of “trainers” to attend this event. This activity will be provided within the first 60 days after the Closing.

Additionally, during the 90 days after the Closing, one Prostiva marketing team member and one FDM (or designate) will be available to give up to 3 one-day overview sessions of Prostiva to all required personnel at Licensee’s designated US location, with out-of-pocket travel expenses of the Licensor’s representative(s) covered by Licensee. This overview will include explaining the therapy indication, diagnosis, components of the product, the procedure, and interpretation of the results. Licensor will transfer digital content and hard copies of all training materials to Licensee within 15 days after the Closing.

2.          Marketing and Sales Materials: Licensor will compile a binder to send to Licensee within one (1) week of the Closing that will include current marketing materials including vanity URLs, pricing and reimbursement information, sales process flows, customer call management plans and an approved list of clinical support articles. The remaining stock of produced promotion material specific to Prostiva will be shipped to the Licensee within 30 days after the Closing. Licensee is entitled to use such material until Licensee becomes the Legal Manufacturer of the Products. Licensee will have the right to incorporate copy and content of promotional material into new material with Licensee’s labeling, excluding the use of patient testimonials without the patient’s prior written consent, in accordance with the terms of the TSSA and License Agreement. Electronic copies of the materials will also be provided as available but in no event later than thirty (30) days after the Closing. To the extent possible, Licensor will provide existing materials used for trade shows. Licensee shall be entitled to use existing

MEDTRONIC CONFIDENTIAL DOCUMENT	SCHEDULE A

audiovisual and other promotion material where Licensor’s name and logotype are embedded in the material until Licensee revises or edits such material or decides that a specific marketing tool is obsolete, but in all such cases Licensee shall make clear that the Products are sold by Licensee under license from Licensor.

3.       At the Closing, or as soon as practical after the Closing, Licensor will redirect Licensor’s website visitors for the Products to Licensee’s designated website, and Licensor will take all necessary steps to transfer registration of the following domains to Licensee:

a.	Vidamed.com

b.	Prostiva.com

c.	takecontrolofyourflow.com

d.	getoffyourmeds.com

e.	getoutofthebathroom.com

f.	beat-bph.com

g.	bphtreatment.com

h.	helpmyprostate.com

As soon as practical, Licensor will take all necessary steps to transfer Prostiva — related website content from Licensor’s website (www.medtronic.com) and the above-listed websites to Licensee. Licensor will maintain links from its website to Licensee’s designated website for 6 months after the Closing.

4.       Licensor will provide to Licensee in electronic format the United States customer lists with purchasing history for the past three (3) years, as well as quote standards, any outstanding quotes, current contract, rebate processes and price lists at the Closing.

5.	Licensor will provide Licensee the most recent forecasts for the Licensor’s fiscal year.

6.	The parties will mutually prepare and agree upon a formalized communication plan, including formal press release plans (to be approved by Licensor and Licensee), and formal communication to customers.

B. Healthcare Economics and Reimbursement Services
Within 30 days of the Closing, Licensor will provide:

1.	Coding and payment status requirements.
2.	List of issues and common questions from customers.
3.	List of previously used, but outdated customer materials.

MEDTRONIC CONFIDENTIAL DOCUMENT	SCHEDULE A

4. Current payor coverage status.
5. Licensee will provide to Licensor the contact information of Licensee staff for customer referrals regarding coding, coverage or payment questions.

C. Regulatory Transition Services

1. Regulatory Plan (Schedule C to the TSSA) contains details related to the transition requirements and current geography approval/status.

2.          Licensor and Licensee will complete the 510(k) Work and Regulatory Transfer as set forth in the TSSA and the Regulatory Plan. During the Initial Term, Licensor will transition all the related regulatory documentation to Licensee, including but not limited to the Product Technical File as defined below, product change files, device registration files, licenses, regulating body agreements/correspondence, and product regulatory files including any clinical results. Notwithstanding the foregoing, documents with original signatures will be provided as copies, and originals will be transferred when regulatory certificates are issued in Licensee’s name. The details of the transition will be covered in the Regulatory Plan.

3.          Licensor will provide Licensee within thirty (30) days of Closing the current electronic copy of the technical file and supporting documents referenced in Conformity Assessments and SAM for each model (the “Product Technical File”) and labeling to initiate product re-labeling/re-branding, CE mark transfer and design certificate transfer to the Licensee’s Notified Body.

4. After the US Regulatory Transfer, Licensor will provide up to forty (40) hours of additional consultation at no cost to Licensee during the Initial Term.

5.          Licensor shall remain responsible for a regulatory body audits that may occur before the date Licensee becomes the Legal Manufacturer of the Products. Licensee will cooperate with Licensor to facilitate any audits.

D. Quality Assurance & Quality Management System Key assumptions:

1.          After Licensee completes training provided by Licensor specified in Section F, Licensor will complete an audit of Licensee’s QMS (“Quality Audit”) as it relates to post market surveillance prior to transferring those activities to Licensee as outlined in the Quality Agreement (Schedule D to the TSSA).

2.          Licensee will distribute Licensor’s branded Products in accordance with the TSSA, Interim Distribution Agreement and Quality Agreement (Schedule B and D). All products labeled with Licensor’s brand will be processed through Licensor’s quality system and distribution center, and then transferred to Licensee’s designated distribution center.

3.          The post market surveillance activities listed in Section F and G, including technical service, complaint handling, Product and supplier quality monitoring, returned product analysis, and servicing/repair management, for Licensor branded Products will

MEDTRONIC CONFIDENTIAL DOCUMENT	SCHEDULE A

continue to be primarily supported by Licensor until Licensee becomes the Legal Manufacturer of the Prostiva Product, at which time Licensee will assume primary responsibilities for the post market surveillance activities listed in Section F. The parties will cooperate to facilite the timing of the knowledge transfer of post market surveillance activities in conjunction with the expected completion of the 510(k) Work. Unless specified in this Plan or the TSSA, Licensor’s responsibilities and services will terminate at the end of the Initial Term. Licensee will provide required information under Section 4.1(f) of the TSSA for facilitation Licensor’s regulatory reporting requirements.

4.          Licensor will manage all communications with Licensor’s notified body and Licensee will manage all communications with Licensee’s notified body, including any required audits related to the Product Technical File transfer.

5. Licensor and Licensee will agree upon a joint communication to Prostiva customers outlining the order/entry, order fulfillment, technical services and post market surveillance transition timeline.

6.          Licensor may audit Licensee’s compliance and fulfillment of the outsourced post market surveillance activities as described in the Quality Agreement and the Interim Distribution Agreement, and/or the verification of re-branding/re-labeling activities completed by Licensee no more than 3 times during the 18 months following the Closing.

Quality Transition Services:

Licensor will provide all documentation described below in the order of preference of, and only when available, an editable electronic file, in a non-editable electronic file format and lastly in paper copy if neither of the other 2 forms are available. In the event some documents described below are not available at time of closing and are provided by Bovie as part of the termination of the Bovie Agreement, Licensor will provide Licensee a copy of such documents within 60 days of Licensor’s receipt thereof.

7.          Licensor will provide Licensee with electronic files of the current Product Technical File and the available editable files (Adobe FrameMaker, etc) of the current Prostiva labeling within thirty (30) days of the Closing.

8. Licensor will provide Licensee with electronic copies of all TUNA and Prostiva related DHFs including the approved and editable files for any historical versions during the Initial Term.

9.          Licensor will provide Licensee with electronic copies of both the approved and available editable files (3D cad, Word, Excel, etc.) of DMR documentation maintained by the Licensor during the Initial Term.

10. Licensor will provide Licensee with copies of applicable QMS records such as CAPAs, complaint records, MDRs, Vigilance Reports and servicing records during the Initial Term.

MEDTRONIC CONFIDENTIAL DOCUMENT	SCHEDULE A

11. Licensor’s historical DHRs still in its possession will be made available to the Licensee upon reasonable request (for ex: governmental investigation or litigation).

12. Licensor will provide Licensee with access to paper Vidamed files, based on Licensor’s file summary. Any paper Vidamed files Licensee does not take will be destroyed at the discretion of Licensor.

13.          Additional consultation requested by Licensee in excess of time required for completion of items 1-12 in this Section D will be available from Licensor at no charge through the Initial Termin an amount not to exceed twenty (20) hours.

E. Supply Chain Management

1.          Licensor will provide Licensee with originals or copies of all major tier 1 supply agreements, supplier quality agreements, supplier metrics, supplier audit records and current inventory levels for both finished goods and components.

2. Licensee and Licensor will agree to a date by which to notify all suppliers that they can no longer produce product with Licensor’s brand, in accordance with the Quality Agreement.

3. SCARs, supplier metrics, supplier initiatives, etc. will be provided to the Licensee during the Initial Term.

4.          Additional Supplier quality consultation/training in excess of time required for completion of items 1-3 in this Section E requested by Licensee will be available from Licensor at no charge through the Initial Term in an amount not to exceed twenty (20) hours.

F. Post Market Surveillance
Technical Service/Customer Support Transition Services:
1. Licensor will provide technical service and customer support during the Initial Term as set forth below.

2.          Prior to Closing, Licensee and Licensor will agree upon and execute a plan to inform and train Licensor’s customer service and technical service groups in the proper handling of customer calls relating to the transaction. At Closing, customer order calls will be routed to Licensee for processing.

3. Licensor will provide technical service and customer support training as part of the Continuation Engineering Support training described in Section G below.

4.          Training must be completed prior to the transition dates outlined in the customer communication from D.5 above. Once the training is complete, Licensor will start routing the calls to a location specified by Licensee. Licensor’s technical service/customer support staff will be available for same-business day or next-business day call assistance (i.e.; teleconferenced in, etc.) for the remainder of the Initial Term in an amount not to exceed sixteen (16) hours.

MEDTRONIC CONFIDENTIAL DOCUMENT	SCHEDULE A

5. Licensor will provide copies of all technical service documentation (tech notes, training materials, and any other customer-related information, etc.) to Licensee during the Initial Term.

Returned Product Analysis & Repair Transition Services:

6. Licensor will handle returned product analysis and repairs as specified in Section D.3 and the TSSA and otherwise provide the services set forth below during the Initial Term.

7. Licensor will maintain a forwarding address for a minimum of two (2) years following the Closing and will forward any returned product to a U.S. address designated by Licensee.

8.          Licensor will provide up to one (1) week of returned product analysis and repair training for several qualified Licensee employees at Licensor’s facility (Minneapolis). The “hands-on” training will include a knowledge transfer on returned product analysis.

9.          After US Regulatoy Transfer, Licensor will start routing the returned product to a location specified by Licensee. Licensor’s returned product support staff will be available for assistance at no charge for the remainder of the Initial Term in an amount not to exceed twenty-four (24) hours; however Licensor’s personnel will be reassigned and hence 24 - 48 hours may be needed by Licensor to provide the consult.

10. Licensor will provide copies of all returned product and repair procedures as part of the DMR transfer during the Initial Term.

11. Licensor will ship redundant analysis and repair equipment to Licensee’s designated US address after the training in F.8.

Complaint Handling and Regulatory Reporting Transition Services:

12.        Licensor will handle complaints, analysis, trending and regulatory reporting until the date Licensee becomes the Legal Manufacturer of the Products and otherwise provide the services set forth below until that time. After the US Regulatory Transfer, new complaints will be transferred to and become the responsibility of the Licensee. The Parties agree that until the US Regulatory Transfer Licensor will use commercially reasonable efforts to close existing complaints and returned product analysis files with the goal (not the obligation) to close them within this period and not transfer open files to the Licensee.

13.        During the remainder of the Initial Term Licensor’s complaint handling and regulatory reporting staff will be available at no charge for consultation in the amount not to exceed sixteen (16) hours; however Licensor’s personnel will be reassigned, and hence 24 - 48 hours may be needed by Licensor to provide the consult.

MEDTRONIC CONFIDENTIAL DOCUMENT	SCHEDULE A

G. Product-Level Continuation Engineering Support

1.          Licensor will provide up to eighty (80) hours of initial product training for qualified Licensee employees at Licensor’s facility in conjunction of the expected timeline of completing the 510(k) Work. This “hands-on” training will include a knowledge transfer of: current engineering projects, current/historical CAPAs, current supplier and value engineering initiatives, software/system architecture knowledge, manufacturing process, design and product history, product opportunities, customer service trouble shooting etc. Licensee will pay for its employees’ travel costs and, if necessary, Licensors’ employee travel costs to Licensee’s facilities. After the US Regulatory Transfer, Licensee will be primarily responsible for continuation engineering activities, including effecting design changes.

2. Once this initial training is complete, Licensor’s product engineering staff will be available at no charge for assistance through the Initial Term, up to forty (40) additional hours.

3.          Any product engineering support consultation requested by Licensee after the Initial Term will be at Licensor’s discretion and charged to Licensee at an agreed upon hourly rate plus any additional out-of-pocket travel costs.

Schedule B

Interim Distribution Agreement

See attached.

SCHEDULE B

Terms of Distribution

Distributor = Licensee
Principal = Licensor
Products = Products as defined in the Transition Services and Supply Agreement (the “Agreement”) but only those with the Licensor’s label
Territory and Term = As provided in Article 3 of the Agreement

          1.          No Modification of Products. Except as otherwise permitted under the Transition Services and Supply Agreement or to meet requirements to add a label identifying the Distributor, Distributor shall under no circumstances modify, repackage, encase, insert any other product into, combine as a unit with any other product, adulterate, misbrand, alter or add labels to or remove labels from any Product, whether for purpose of display or sale.

          2.          Product Warranty or Representations. Distributor shall make no false or misleading representations or warranties of performance, efficiency, or otherwise for any of the Products, except for those warranties provided by Principal to customers prior to the Effective Date or as otherwise approved of in writing by Principal. Further, Distributor shall make no warranties of performance, efficiency, or otherwise, which binds Principal in any way, or hold itself out as having any rights not expressly granted herein.

          3.          Compliance with Applicable Law. In performing its obligations hereunder Distributor shall comply with any law or regulation applicable to it or to its activity of purchasing Products from Principal, importing Products into the Territory, and marketing and reselling Products in the Territory (collectively, the “Applicable Laws”). Moreover, Distributor shall not perform its obligations hereunder in a manner that would cause Principal to not be in compliance with any Applicable Law of the Territory or of the United States of America (including, without limitation, U.S. laws and regulations governing exports and the Foreign Corrupt Practices Act).

          4.          Record Keeping. Distributor shall maintain all records regarding sales and traceability of Products as required by Applicable Law. More specifically, Distributor shall maintain traceability records and a Product tracking system throughout the duration of this Agreement, and shall keep such records available for inspection or use by Principal. The tracking system shall record or allow to retrieve: (i) Product information as needed to comply with all legal requirements applicable at the time of resale of such Product by Distributor, including information on all parties involved in the Product’s chain of distribution and its end user; and (ii) information on such Product performance and safety record.

          5.          Product Labeling and Information. Distributor shall ensure at all times that Products are accompanied by labeling, instructions for use and other relevant Product information documentation in the language required by applicable law in the country where the Product is to be used.

          6.          Product Recalls, Field Actions. In the event Principal deems it necessary to recall any Product or to implement any other form of field corrective action concerning Products, or if any governmental authority requests such recall or implementation, Principal and Distributor

1

SCHEDULE B

shall cooperate fully with each other in performing such recall or implementation program. Costs and expenses of the program, including without limitation expenses or obligations to third parties, costs of notifying customers and costs associated with the shipment of such Products from customers will be divided as specified under the Agreement.

7. Commercial Policy.

            (a)          Each of the parties hereto warrants that it shall not, directly or indirectly pay, offer to pay, promise to pay or authorize payment of, or give, offer to give, promise to give or authorize the giving of, any money or thing of value to any government official, customer or person in the knowledge that all or a portion of such money or thing of value shall be offered, given or promised, directly or indirectly, to a government official, customer or person for the purpose of corruptly influencing any act or decision of such government official, customer or person, including a decision to fail to perform his or her lawful duty, or inducing such government official, customer or person to use influence on any governmental authority or customer to corruptly affect or influence any act or decision of such governmental authority in order to assist Principal or Distributor in connection with the use or sale of the Products.

(b) Principal and Distributor hereby represent, warrant and covenant as follows:

                 (i)          Each has been and will continue to conduct business in material compliance with all Applicable Laws, including but not limited to the Social Security Act, 42 U.S.C. et seq, including the anti-kickback provisions of 42 U.S.C.§ 1320a-7b(b); the False Claims Act, 31 U.S.C. 3729 et seq. and the public transparency and disclosure laws of 42 U.S.C. Section 1320a-7h. Each possesses, and is in compliance with (except for such noncompliance as would not have a material adverse effect on its business), all licenses, permits, approvals and other governmental authorizations necessary to conduct its business;

                 (ii)         Each will comply with Principal’s Business Conduct Policy (“BCP”) for activities in the United States and Principal’s Global Anti-Corruption Policy for activities outside of the United States (“GACP”) governing relationships with health care professionals and other “Customers” as defined therein, and Foreign Officials and others under the scope of the GACP, as the same may be amended from time to time, upon notice of any such amendment by Principal. Distributor acknowledges having received from Principal a copy of Principal’s BCP and of the GACP, and that Principal’s BCP are available at all times on Principal’s public web site at: http://www.medtronic.com/corporate governance/principles-and-ethics/us-business-conduct-standards/index.htm. Distributor agrees to receive from Principal training on Principal’s BCP and of the GACP and how they apply in connection with Distributor’ activities related to the marketing and sales of Products. Distributor, in all of its efforts and activities under this Agreement, agrees that it will not do anything inconsistent with the BCP or the GACP in any activities connected herewith.

2

SCHEDULE B

                 (iii)         Each has complied and will continue to comply with all applicable third party payor billing policies, procedures, limitations and restrictions; and there is no pending or, to its knowledge, threatened recoupment or penalty action or proceeding against it under governmental programs (including without limitation Medicare or Medicaid) or by any other third party payor;

                 (iv)         Neither Principal nor Distributor, nor any of either’s respective officers, directors, agents, or managing employees, has been excluded or is a party to an action for exclusion from participation in federal or state health care programs pursuant to §1128 of the Social Security Act, 42 U.S.C. §1320a-7, or related regulations or other federal or state laws and regulations; and

                 (v)         Distributor acknowledges that any coding and billing information provided to Distributor by Principal is for Distributor’s convenience only. Distributor agrees that it remains solely responsible to determine applicable coverage and to submit appropriate and accurate codes, modifiers and charges to third party payors for Distributor products, notwithstanding any coding and billing information provided to Distributor from Principal. Notwithstanding any other provision herein, Distributor agrees to hold Principal and its affiliates harmless from, and covenants not to sue Principal or its affiliates for any claim related to, Principal’s provision of coding and billing information to Distributor, including without limitation for negligence in relation to such information.

          (c)          Distributor acknowledges that its failure to observe strictly these terms and conditions may subject Principal’s and its affiliates’ employees, agents and representatives to substantial fines, penalties, damages, expenses, the imposition of additional taxes or the loss of tax deductions, the loss of business opportunities, including those which are sought in connection herewith, and other consequential losses, damages and expenses.

          8.       Certain U.S. Laws and Regulations. Distributor acknowledges that Principal has informed Distributor that United States law and regulations may under certain circumstances forbid or limit the re-export of Products (or associated technical data) sold or transferred to customers in the Territory. Distributor undertakes to make every reasonable effort to comply with such laws and regulations, including, without limitation, providing customer information required by Principal to comply with Applicable Law of the U.S.

          9.       Conflicts. These Terms of Distribution are expressly subject to the limitations of liability and remedies and disclaimers of the Agreement. If there is a conflict between the provisions of the Terms of Distribution and the Agreement, the terms of the Agreement shall take precedence.

3

Schedule C

Regulatory Transition Plan

See attached.

Medtronic Neuromodulation Confidential	Document Number	Ver/Rev 2.0	Page 1 of 15
Title: Regulatory Plan - Prostiva® RF Therapy System Transfer to Urologix

Project Name: Regulatory Plan
Prostiva® RF Therapy System Transfer to Urologix

Authored By: Tom Reichel and Andrea Rasmussen

Version/Revision History:
Version	Description of Change
1.0	Initial draft
2.0	Initial release into NPD system (must start at revision 2)

Note: This regulatory plan represents our best current plans based on current knowledge. As a working document, it is anticipated that this plan will evolve as more information becomes available.

Medtronic Neuromodulation Confidential	Document Number	Ver/Rev 2.0	Page 2 of 15
Title: Regulatory Plan - Prostiva® RF Therapy System Transfer to Urologix

1.	Overview

This document outlines a regulatory plan intended to support Medtronic corporate commercial release requirements and worldwide regulatory requirements for the transfer of the Prostiva® RF Therapy (Prostiva) business and products to Urologix.

2.	Scope

The intent of this regulatory plan is to identify current regulatory approvals and summarize those tasks required to continue marketing Prostiva products and accessories into existing geographies after the close of the agreement and through the relabeling process. The following products/accessories are included in the Prostiva therapy system:

	•	Model 8930 Prostiva RF Generator
	•	Model 8929 Prostiva RF Therapy Hand Piece Kit including:
	•	Model 6101* Tubing System (not sold separately)
	•	Model 8934 Return Electrode (not sold separately)
	•	Model 8099* Telescope (0° angle of view)
	•	Model 8099TU15 Telescope (15° angle of view)
	•	Model 60883 Footswitch (this item is an off-the-shelf accessory)

*Note: There are instances in Medtronic documentation where Model 6101 is referred to as Model 6101(TU) and Model 8099 is referred to as Model 8099TU. The labeled product model number and model number in the US regulatory documentation is the number without the “TU” suffix.

3.	Current PROSTIVA Registrations/Approvals

Table 1 lists those countries or geographies that have regulatory approval to market certain products/accessories of the Prostiva RF Therapy System, The model numbers of the products that have approval are listed for that country or geography.

Table 1: Global Status of Prostiva Approvals

Geography/ Country	Current models that Have Country Regulatory Approval	License		Comments (Document license holder if different then Medtronic)
Australia	8929, 8930, 8099, 8099TU15, & 60883	8099 8929 8930 60883 8099TU15	AUST I 136825 AUST I 138134 AUST I 137006 AUST I 136836 AUST I 136825	[***]
Canada	60883	60883	64122_2004/04/05	[***]

Medtronic Neuromodulation Confidential	Document Number	Ver/Rev 2.0	Page 3 of 15
Title: Regulatory Plan - Prostiva® RF Therapy System Transfer to Urologix

Geography/ Country	Current models that Have Country Regulatory Approval	License		Comments (Document license holder if different then Medtronic)
Costa Rica	8929	1005-EMB-8208		[***]
EU	8929, 8920, 8099, & 60883.	6101 8099 8929 8930 8934 60883	G2S 10 05 39709 647_06/30/2010 Q1N 10 05 39709 646_07/01/2010 G1 10 05 3970 645_06/30/2010 G1 10 05 39709 645_06/30/2010 11N 10 05 39709 646_07/01/2010 G1 09 06 39709 604_06/05/2009	[***]
Mexico	8929, 8930, 8099 & 60883	8099 8929 8930 60883 8934 6101	1261E2006SSA 1176E2006 SSA 1261E2006SSA 1261E2006SSA 1176E2006 SSA 1176E2006 SSA	[***]
New Zealand	8929, 8930, 8099, 8099TU15, & 60883	8099 8929 8930 60883 8099TU15	77TA2D 77T9ZE 77TA29 77TA2B 77TA2D	[***]
Singapore	8929, 8930, 8099, 8099TU15, & 60883	6101 8099 8929 8930 8934 60883 8099TU15	DE0003918 DE0003918 DE0003918 DE0003918 DE0003918 DE0003918 DE0003918	[***]
South Korea	8929, 8930, 8099, , & 60883	8099 8929 8930 8934 6101 60883	PA04-703_2004/06/07 PA09-938_2009/09/18 PA08-97_2008/01/29 PA09-938_2009/09/18 PA04-703_2004/06/07 PA08-97_2008/01/29	[***]
United States	8929, 8930, 8099, & 60883. Model 8099TU15 is marketed, but has not been communicated to FDA.	8099 8929 8934 8930 6101 8099 / 8099TU15	K101139 K052413 K052413 K052413 K002583 K002583	[***]

Medtronic Neuromodulation Confidential	Document Number	Ver/Rev 2.0	Page 4 of 15
Title: Regulatory Plan - Prostiva® RF Therapy System Transfer to Urologix

Geography/ Country	Current models that Have Country Regulatory Approval	License	Comments (Document license holder if different then Medtronic)

[* * *]

4.	US and EU status of Prostiva System Components

	4.1	US Status

The Prostiva RF Therapy system is considered a Class II medical device and meets the premarket notification requirements under section 510(k) of the US FD&C Act. Table 2 lists the Prostiva RF Therapy system models and the corresponding 510k submission that obtained clearance for the currently marketed product.

Table 2: Approval Status in the Unites Stales

Current Model	Clearing 501K	Comments
8929	K101139	[* * *]
60883	K052413	[* * *]
8924	K052413	[* * *]
8930	K052413	[* * *]
6101	K002583	[* * *]
8099 / 8099TU15	K002583	[* * *]

Medtronic Neuromodulation Confidential	Document Number	Ver/Rev 2.0	Page 5 of 15
Title: Regulatory Plan - Prostiva® RF Therapy System Transfer to Urologix

4.2	EU Status
Table 3 lists the status of the Prostiva system components according to Annex IX of the Medical Device Directive (MDD, 93/42/EEC)

Table 3: Approval Status in the EU

Component	Class	Rule	Invasive	Duration
8929	IIb	Rule 9	Non-invasive	Transient
60883	IIb	Rule 9	Invasive	Transient
8924	I	Rule 1, Non-sterile	Non-invasive	Transient
8930	I	Rule 2, Sterile	Non-invasive	Transient
6101	IIb	Rule 9	Non-invasive	Transient
8099 / 8099TU15	I	Rule 5, Non-sterile	Non-invasive	Transient

5.	Tasks Required to Transfer Brand by Country

For a Brand change, most markets will be stopped for delivery until the new Brand and its products have been properly registered. Therefore, a distribution agreement between Medtronic, Inc. and Urologix is required to allow Urologix to continue to sell and distribute approved Medtronic-labeled products until completion of the 510(k) Work and/or Regulatory Transfer as defined in the TSSA when Urologix’s own registrations have been completed.

Note: Normally, a global regulatory plan summarizes input from the geography regulatory representatives. Because the divestiture of the Prostiva system is, at present, confidential as is the potential transfer to Urologix, much of the re-registration into in this plan is oases on the input from the geographies for a recent Medtronic product divestiture that was concluded within the past 30 months.

The following is necessary for being able to start re-registrations with a new company name for those countries dependent on the CE mark:

	•	An audited Quality system in accordance with ISO 13485
	•	EC certificate (upon successful technical file review and/or ISO audit)
	•	Updated product labeling

The product approvals, registrations or re-registrations in the various geographies (OUS and non-EC), in most cases, must be submitted by an in-country representative. This is usually the distributor or importer in these countries. To the extent that Urologix elects to

Medtronic Neuromodulation Confidential	Document Number	Ver/Rev 2.0	Page 6 of 15
Title: Regulatory Plan - Prostiva® RF Therapy System Transfer to Urologix

use Medtronic distributors in these geographies, the in-country Medtronic Regulatory Specialists can assist in those registrations.

Table 3 below, summarizes those tasks and approximate timing for notifying or re-registering the Prostiva system in the geographies/countries where it is currently approved.

Table 5-1: Re-registration Timing and Tasks

Geography/Country	Time for Re- registration[1]	Tasks[2]	Notes
Singapore	[* * *]	● [* * *]
Australia/New Zealand	[* * *]	● [* * *]
EU	[* * *]	● [* * *]	[* * *]
Mexico	[* * *]	● [* * *]
South Korea	[* * *]	● [* * *]
United States	[* * *]	● [* * *]	[* * *]

6.	Transferable Regulatory Documents

Note: Copies of regulatory documents will be made available to the Buyer during the transition period. Originals must be maintained by Medtronic as long as product is being manufactured by Medtronic under the Medtronic label. Original documents will be made available to Urologix as necessary for Regulatory Transfer but will remain owned and controlled by Medtronic until specified in the Related Agreements.

	6.1	US

The following Medtronic 510(k) submissions K101139, K082464 and K052413, as well as the 510(k) submissions of predicate devices that preceded Medtronic’s submissions, serve as the basis for regulatory approval in the United States. Historical regulatory submissions for the predicate TUNA devices will be transferred as well.

1 Based on UDx, GDx, NDx and BRAVO PCN feedback

2 A submission to a country generally cannot be made until the new labeling is available. Thus, there is very little overlap between the relabeling and submission activities.

Medtronic Neuromodulation Confidential	Document Number	Ver/Rev 2.0	Page 7 of 15
Title: Regulatory Plan - Prostiva® RF Therapy System Transfer to Urologix

	6.2	EU

The Prostiva Technical File consists of two components: The Prostiva System Conformity Assessment and the Prostiva System Standards Assessment. Both of these documents reference additional documentation in the Design History File (DHF) and Device Master Record (DMR).

6.3	Other

Medtronic, Inc. will request the transfer of any and all documentation related to registrations/approvals and permits that can be legally transferred in the geographies to Urologix.

6.4	Translations

Medtronic, Inc. will provide current manual translations in the following languages:

English	French

Portuguese	Spanish

Swedish	Dutch

Finish	German

Danish	Italian

Greek

Medtronic Neuromodulation Confidential	Document Number	Ver/Rev 2.0	Page 8 of 15
Title: Regulatory Plan - Prostiva® RF Therapy System Transfer to Urologix

Exhibit 1: FDA Clearance Letter (K101139)

[* * *]

Medtronic Neuromodulation Confidential	Document Number	Ver/Rev 2.0	Page 9 of 15
Title: Regulatory Plan - Prostiva® RF Therapy System Transfer to Urologix

Exhibit 2: FDA Clearance Letter (K052413)

[* * *]

Medtronic Neuromodulation Confidential	Document Number	Ver/Rev 2.0	Page 10 of 15
Title: Regulatory Plan - Prostiva® RF Therapy System Transfer to Urologix

Exhibit 3: Information from Section 4 of K052413:

[* * *]

Medtronic Neuromodulation Confidential	Document Number	Ver/Rev 2.0	Page 11 of 15
Title: Regulatory Plan - Prostiva® RF Therapy System Transfer to Urologix

Exhibit 4: 8099TU15 Regulatory Assessment:

[* * *]

Schedule D

Quality Agreement

See attached.

Schedule 2.5

Designated Employees

[* * *]	Sales Rep 1 - Prostiva
[* * *]	Sales Rep 2 - Prostiva
[* * *]	Sales Rep 2 - Prostiva
[* * *]	Sales Rep 2 - Prostiva
[* * *]	Sales Rep 3 - Prostiva
[* * *]	Sales Rep 2 - Prostiva
[* * *]	Sales Rep 3 - Prostiva
[* * *]	Sales Rep 3 – Prostiva

Schedule 4.1(a)

510(k) Work Plan

See attached.

510k Work Schedule

[* * *]

Schedule 4.1(f)
Safety Data Contact Lists

Licensor List of Contact Persons

AREA OF SAFETY INFORMATION EXCHANGE	WHAT	WHOM TO CONTACT	ADDRESS	FAX NO.	TEL. NO.	E-MAIL
Spontaneous Reports and General Procedural Issues	Primary reporting AEs and general procedural issues	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

	Secondary liaison for reporting AE’s and general procedural issues	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

Regulatory Affairs and Labeling Changes	Primary liaison for general regulatory and labeling issues	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

	Secondary liaison for general regulatory and labeling issue	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

Secure email address for receipt of Product Complaints information from Licensee				[* * *]

Licensor List of Contact Persons

AREA OF SAFETY INFORMATION EXCHANGE	WHAT	WHOM TO CONTACT	ADDRESS	FAX NO.	TEL. NO.	E-MAIL
Spontaneous Reports and General Procedural Issues	Primary reporting AEs and general procedural issues	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

	Secondary liaison for reporting AE’s and general procedural issues	[* * *]	[* * *]	[* * *]	[* * *]

Regulatory Affairs and Labeling Changes	Primary liaison for general regulatory and labeling issues	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

	Secondary liaison for general regulatory and labeling issue	[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

Secure email address for receipt of Regulatory information from Licensor				[* * *]

Schedule 5.1(a)

US Consignment Inventory

Ind Std Desc	CFN	Material	Available Inventory

8099TU	8099	00613994751003	[* * *]

8099TU15	8099TU15	00613994145758	[* * *]

8099TU15	8099TU15	00613994760524	[* * *]

8929	8929	00613994757463	[* * *]

8930	8930001	00613994529251	[* * *]

8930	8930001	00885074460376	[* * *]

Schedule 5.5(a)

Transfer Prices

Prostiva RF Therapy Kit (Model 8929)	[* * *]

Prostiva RF Therapy Telescope (Model 8099, 8099TU)	[* * *]

Prostiva RF Therapy Telescope (Model 8099TU15)	[* * *]

Prostiva RF Therapy Generator (Model 8930001 and 8930002)	[* * *]

US Configuration:	[* * *]

OUS Configuration:	[* * *]

Remote Footswitch (Model 60883)	[* * *]